Exhibit 1.1

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

This Amendment 1 is made on April 1, 2007 to that certain Employment Agreement dated April 3, 2006 (the “Agreement”) between Danka Office Imaging Company, Danka Business Systems PLC, and Danka Holding Company collectively referred to as (“Company”) and A. D. Frazier (“Executive”). This Amendment 1 shall modify only those terms as set forth below:

Section 3. EMPLOYMENT TERM.

(a)	Term. Shall be modified to redefine the Initial Term from a period of three (3) years to a period of five (5) years. Thereafter, the term may be extended for successive one (1) year periods by mutual agreement of Executive and Company.

Section 5. COMPENSATION.

(a)	Salary. Shall be modified to redefine the Annual Base Salary from $700,000 to $540,000. Such modification was unanimously approved by Company Board of Directors resolution.

Performance Bonuses. Shall be modified to delete the third sentence which states “If the Company meets certain stretch objectives defined and set forth in the Performance Bonus Plan, (as determined by the H.R. Committee), the Company will pay Executive up to 200% of the Annual Base Salary” and replace such deleted sentence with the following sentence “In the event the HR Committee establishes a long term incentive plan focused on the achievement of long term objectives over a period of years, during the term of this Agreement, Executive shall be eligible to participate in such long term incentive plan with a proposed target of 150% of Annual Base Salary.”

IN WITNESS WHEREOF, this Amendment 1 has been duly executed by the Company and Executive as of the date first written above.

DANKA BUSINESS SYSTEMS PLC		DANKA OFFICE IMAGING COMPANY

	/s/ W. Andrew McKenna		/s/ W. Andrew McKenna
By:	W. Andrew McKenna	By:	W. Andrew McKenna
Title:	Lead Director	Title:	Lead Director
Date:	May 12, 2007	Date:	May 12, 2007

DANKA HOLDING COMPANY		EXECUTIVE

	/s/ W. Andrew McKenna		/s/ A D Frazier
By:	W. Andrew McKenna	By:	A D Frazier
Title:	Lead Director	Title:	Chief Executive Officer
Date:	May 12, 2007	Date:	May 14, 2007